UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Brookdale Senior Living Inc.
(Name of Registrant as Specified In Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. ORTELIUS ADVISORS GP I, LLC PETER DESORCY STEVEN J. INSOFT PAULA J. POSKON FRANK J. SMALL IVONA SMITH STEVEN L. VICK LORI B. WITTMAN
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Ortelius Advisors, L.P., a Delaware limited partnership, together with the other participants named herein (“Ortelius”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit proxies with respect to the election of Ortelius’ slate of highly qualified director candidates at the 2025 annual meeting of stockholders of Brookdale Senior Living Inc., a Delaware corporation (the “Company”).

On March 5, 2025, Ortelius issued the following letter to the Company’s stockholders:

Ortelius Nominates Six Highly Qualified and Independent Candidates for Election to the Board of Brookdale Senior Living Inc.

Issues Letter to Stockholders to Outline the Case for Meaningful Change at Brookdale Following Years of Underperformance

Ortelius’ Nominees Bring Extensive Experience in Senior Housing, Real Estate, Operations, Capital Markets, and Turnaround Situations

Believes New and Energized Board Will Drive Urgent Change and Unlock Significant Value for Stockholders

NEW YORK, March 5, 2025--Ortelius Advisors, L.P. today issued the following open letter to fellow stockholders of Brookdale Senior Living Inc. (NYSE: BKD). The full text of the letter follows:

March 5, 2025

Fellow Stockholders,

Ortelius Advisors, L.P. (“Ortelius” or “we”) owns approximately 1.3% of the outstanding common stock of Brookdale Senior Living Inc.1 (“Brookdale” or the “Company”). While we believe that the Company has significant upside potential based on its high-quality assets, favorable industry dynamics, and considerable free cash flow capabilities, Ortelius is deeply concerned by Brookdale’s abysmal performance and chronic undervaluation.

Seven years ago, on February 22, 2018, the Company released the following statement:

In February 2017, the Company first announced that it was exploring strategic alternatives….At the conclusion of the most recent discussions, the Board ultimately rejected a conditional indication of interest to acquire the Company for $9.00 per share in cash, which purported to range up to $11.00 per share in cash subject to conditions that the Board did not believe were likely to be satisfied. The Board did not believe this indication of interest was acceptable given the Board's view of the value of the Company and its assets, and the Board's belief that the Company can ultimately create more value for shareholders by executing a turnaround strategy as a public company under new leadership. As a result, the Board has concluded the formal strategic review process but remains committed to continuously evaluating all opportunities to enhance shareholder value.2

Additionally, Lee Wielansky, then the Non-Executive Chairman and a current Board member, pronounced, "It is time for meaningful change at Brookdale and the Board is committed to making sure the Company's new strategic plan creates long-term value for our shareholders. We are fortunate to have someone with Cindy's leadership, financial acumen and operational experience to take the helm as President and CEO at this critical juncture, and the Board is confident that she is the right person to guide a successful turnaround of our business.”2

Lastly, Cindy Baier, in her newly appointed role as CEO, quipped, "Brookdale has a strong foundation and rich history upon which we can build a successful future.…I look forward to working closely with the Board and management team to execute on a range of initiatives that I believe will create sustainable value for shareholders."2 Specifically, in that day’s Company presentation, she highlighted “EBITDA Margin Accretion”, “Improve Adjusted Free Cash Flow”, and “Return Value to Shareholders”.3

Following the Board’s and President’s exclamations in 2018 that a “turnaround strategy”, “new strategic plan”, and “range of initiatives” would create long-term value for shareholders, Brookdale’s results have significantly deteriorated:

OCCUPANCY RATE

•	The occupancy rate dropped from 85.2% to 79.4%[4], versus 88.8% to 87.2% for the senior housing industry[5]
•	147 facilities, accounting for 23.7% of the owned and leased portfolios, reported occupancy rates of less than 70%[6]

NOI MARGIN

•	The annual net operating income margin fell from 32.5% to 26.8%[7]

EBITDA MARGIN

•	The average annual adjusted EBITDA margin declined from 14.8% in 2011 - 2017, to 9.4% in 2018 - 2024[8]
•	The leased portfolio average annual adjusted EBITDA margin was a meager 1.0% in 2018 - 2024[9], and highly dilutive

FREE CASH FLOW

•	Cumulative free cash flow imploded from $304 million in 2011 - 2017, to negative $660 million in 2018 - 2024[10]

SHAREHOLDER VALUE

•	Tangible book value per share plunged 83%, from $5.49 to $0.93[11]

In addition, Cindy Baier, on the 2Q 2019 earnings call, commented, “There is no question that we have tremendous value in our owned real estate portfolio.” Five years later, in the 3Q 2024 Company presentation, she reemphasized the “Significant Real Estate Value”, and noted that “Brookdale’s real estate assets, which will include ownership of two-thirds of the communities within the portfolio, play a substantial role in underpinning the company’s value”. Nonetheless, the value of the owned real estate remains locked.

During this seven-year period, the Company’s stock price dropped 39%, and underperformed benchmarks by 165 percentage points.12 And on November 16, 2022, stockholders suffered a 33% single day decline, following a tangible equity units offering.

Table Note: (13) 13

Table Note: (14)14

After years of missteps and shortcomings, it is time for meaningful change at Brookdale. The Company’s Board and management team have spearheaded the vast destruction of stockholder value, and must be held accountable. Results related to corporate governance, strategy, capital structure, investment allocation, operations, and stockholder returns are unacceptable, and stockholders have lost confidence in Brookdale’s leadership and decision-making abilities. Consequently, incremental change – such as the replacement of two directors – is insufficient to reverse a culture that lacks responsibility. Therefore, we are nominating six highly qualified, independent director candidates for election to the Board at the upcoming Annual Meeting of Stockholders in 2025.

Ortelius strongly believes that there are multiple paths, including corporate finance, strategic alternatives, organic growth, and stockholder communications, to building and unlocking intrinsic value over the near- and long-term, and we look forward to earning your support in the weeks and months to come.

Sincerely,

Peter DeSorcy

Managing Member

Ortelius Advisors, L.P.

Nominees

Steven J. Insoft

•	35 years of experience, including Senior Housing, REIT’s, Operations, and Acquisitions/Divestitures
•	Former Chief Corporate Development Officer at Omega Health Care Investors, Inc. (“Omega”) (NYSE: OHI); former President and Chief Operating Officer at Aviv REIT (NYSE: AVIV) (bought by Omega); and former Senior Investment Officer at Nationwide Health Properties, Inc. (NYSE: NHP) (later bought by Ventas, Inc.)

Paula Poskon

•	25 years of experience, including Senior Housing, REIT’s, Investment Banking, Capital Markets, and Stockholder Communications
•	Founder and President at STOV Advisory Services LLC, which offers professional consulting and advisory services to company executives and institutional investors in the areas of real estate, capital markets, and investor relations; former REIT Research Analyst at D.A. Davidson & Co., Inc. and Robert W. Baird & Co., Inc.; former Associate Equity Research Analyst and Investment Banker at Lehman Brothers; current director at Cedar Realty Trust Inc. (NYSE: CDR.PRB and CDR.PRC); and former Director at Wheeler REIT, Inc. (NYSE: WHLR)

Frank Small

•	25+ years of experience, including Senior Housing, Real Estate, Acquisitions/Divestitures, and Financial Restructurings
•	Former senior roles at Castle Lanterra; KKR & Co.; Fortress Investment Group; JER Partners; and Cerberus Real Estate Partners LLC

Ivona Smith

•	30 years of experience, including Operational and Financial Restructurings
•	Trustee of various litigation and liquidation trusts; former Managing Director at Fair Oaks Capital, LP; co-founded and former Portfolio Manager at Restoration Capital Management LLC; former Co-Portfolio Manager at Tribeca Investments, LLC; and current Director at Rayonier Advanced Materials Inc. (NYSE: RYAM)

Steven Vick

•	35 years of experience, including Senior Housing, Operations, and Turnarounds
•	Co-founded Pegasus Senior Living (partnered with Welltower Inc., managed and turned around 37 former Brookdale communities); former Chief Executive Officer and Director at Assisted Living Concepts (led a post-bankruptcy turnaround, bought by Extendicare Health Services); former President and Director at Alterra Healthcare Corporation (“Alterra”) (later merged with Brookdale); and co-founded and former Director at Sterling House Corporation (brought public and merged with Alterra)

Lori Wittman

•	30+ years of experience, including Senior Housing, REIT’s, Operations, and Stockholder Communications
•	Former Chief Financial Officer at Care Capital Properties, Inc. (bought by Sabra Health Care REIT, Inc.); former Senior Vice President of Capital Markets and Investor Relations at Ventas, Inc.; Senior Vice President and Treasurer at General Growth Properties; current Chairman of the Board at NetSTREIT Corp. (NYSE: NTST); and current Lead Independent Director at Global Medical REIT, Inc. (NYSE: GMRE)

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ortelius Advisors, L.P., a Delaware limited partnership (“OA”), together with the other participants named herein, intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Brookdale Senior Living Inc., a Delaware corporation (the “Company”).

OA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are OA, Pangaea Ventures, L.P., a Delaware limited partnership (“Pangaea Ventures”), Ortelius Advisors GP I, LLC, a Delaware limited liability company (“OA GP”), Peter DeSorcy, Steven J. Insoft, Paula J. Poskon, Frank J. Small, Ivona Smith, Steven L. Vick, and Lori B. Wittman.

As of the date hereof, Pangaea Ventures directly owns 2,504,155 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, 1,000 shares of which are held in record name. OA, as the investment advisor and manager of Pangaea Ventures, beneficially owns the 2,504,155 shares of Common Stock owned by Pangaea Ventures. OA GP, as the general partner of Pangaea Ventures, beneficially owns the 2,504,155 shares of Common Stock owned by Pangaea Ventures. Mr. DeSorcy, as the control person of OA, beneficially owns the 2,504,155 shares of Common Stock owned by Pangaea Ventures. As of the date hereof, Messrs. Insoft, Small, and Vick and Mses. Poskon, Smith, and Wittman do not beneficially own any shares of Common Stock.

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities.

1 Calculation based on the basic shares outstanding as of February 17, 2025 per the 2024 10-K filing.

2 Brookdale Senior Living Inc., Brookdale Concludes Strategic Review and Announces Leadership Changes (Brookdale Senior Living Inc., 2018).

3 Brookdale Senior Living Inc., Company Presentation February 22, 2018 (Brookdale Senior Living Inc., 2018).

4 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2017. Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2024. Senior housing occupancy per Brookdale.

5 National Investment Center for Senior Housing and Care (NIC), NIC MAP Vision. Overall senior housing combines majority IL and majority AL properties. Data for the Market Fundamentals is representative of the top 31 primary metropolitan markets.

6 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2024.

7 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2017. Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2024. Figures are segment operating margin for all segments.

8 Brookdale Senior Living Inc. 10-K filings, 2011 to 2024.

9 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information, 2018 to 2024 quarterly documents. Revenue figures include other operating income.

10 Free cash flow is defined as operating cash flow minus capital expenditures. Operating cash flow is net cash provided by operating activities per 10-K filings. Cumulative free cash flow is the sum of annual free cash flows for the period noted.

11 Tangible book value per share as of December 31, 2017 and December 31, 2024. Calculations use basic shares outstanding as of February 20, 2018 and February 17, 2025. Tangible book value is defined as total assets minus goodwill minus total liabilities. Tangible book value per share is defined as tangible book value divided by basic shares outstanding.

12 Bloomberg as of February 21, 2025. The single day stock price change indicated is from November 15, 2022 to November 16, 2022. Returns are adjusted for dividends.

13 Bloomberg as of February 21, 2025. Returns are adjusted for dividends.

14 Bloomberg as of February 21, 2025. Figures represent the percentage point difference between Brookdale stockholder returns and peers. Returns are adjusted for dividends.

Contacts

Stockholders:

Saratoga Proxy Consulting LLC

John Ferguson & Joseph Mills

(212) 257-1311/(888) 368-0379
info@saratogaproxy.com

Media:

Gagnier Communications

Dan Gagnier & Riyaz Lalani

(646) 569-5897

ortelius@gagnierfc.com